UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             RESOURCE AMERICA, INC.
                             ----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    761195205
                                    ---------
                                 (CUSIP Number)



                                February 21, 2006
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [  ]  Rule 13d-1(b)
                  [X ]  Rule 13d-1(c)
                  [  ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  2 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth H. Shubin Stein, MD, CFA

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,788,279
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,788,279
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,788,279
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  3 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Spencer Capital Management, LLC

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,788,279
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,788,279
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,788,279
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  4 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Oppportunity Fund, LP

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,001,543
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,001,543
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,001,543
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  5 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners, LLC

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,001,543
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,001,543
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,001,543
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  6 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Oppportunity Fund, Ltd.

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       737,348
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            737,348
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           737,348
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  7 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Partners, LLC

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       737,348
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            737,348
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           737,348
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  8 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Small Cap Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       49,388
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------                          ----------------------
CUSIP No.  761195205                    13G/A             Page  9 of  15 Pages
--------------------------------                          ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Small Cap Partners, LLC

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       49,388
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      -0-
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

     This Amendment No. 1 to Schedule 13G (the "Statement") amends the Schedule 13G originally filed on December 7, 2005.

Items 2(a) and 2(b)  Name of Person Filing and Address of Business Office:
                     ----------------------------------------------------

     Items 2(a) and 2(b) are hereby amended and restated as follows:

     This Statement is being filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), Spencer Capital Small Cap Fund, LP, a Delaware limited partnership ("SCSCF"), and Spencer Small Cap Partners, LLC, a Delaware limited liability company ("SCSCP" and together with Dr. Shubin Stein, SCM, SCP, SCF, SCOF, SCOP and SCSCF, the "Filers"). The principal business office of the Filers is 1995 Broadway, Suite 1801, New York, New York 10023, except for SCOF, whose principal business office is c/o Walkers SPV Ltd., P.O. Box 908GT, Walkers House, Mary Street, George Town, Cayman Islands.

     Dr. Shubin Stein is the manager, controlling person and member of SCM, SCP, SCOP and SCSCP. SCM is the investment manager of SCF, SCOF and SCSCF. SCP serves as the general partner of SCF. SCOP serves as the management company of SCOF. SCSCP serves as the general partner of SCSCF. SCF, SCOF and SCSCF are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments, and they directly own the shares of common stock reported in this Statement.

     On December 31, 2005, Dr. Shubin Stein ceased to be a portfolio manager of Columbia Avenue Capital LLC, an Oklahoma limited liability company ("CAC"). Accordingly, this Statement removes CAC as a "Filer".

Item 4  Ownership:
        ---------

     Item 4 is hereby amended and restated as follows:

     The percentages used herein are calculated based upon the 17,668,646 shares of Common Stock issued and outstanding as of February 3, 2006, as reported on the Issuer's Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on February 7, 2006 for the quarterly period ended December 31, 2005.

                    As of February 23, 2006:

                    1. Kenneth H. Shubin Stein, MD, CFA
                    (a) Amount beneficially owned: 1,788,279
                    (b) Percent of class: 10.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,788,279
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,788,279

                    2. Spencer Capital Management LLC
                     (a) Amount beneficially owned: 1,788,279
                    (b) Percent of class: 10.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,788,279
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,788,279

                    3. Spencer Capital Opportunity Fund, LP
                    (a) Amount beneficially owned: 1,001,543
                    (b) Percent of class: 5.7%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,001,543
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,001,543

                    4. Spencer Capital Partners, LLC
                    (a) Amount beneficially owned: 1,001,543
                    (b) Percent of class: 5.7%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,001,543
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,001,543

                    5. Spencer Capital Offshore Opportunity Fund, Ltd.
                    (a) Amount beneficially owned: 737,348
                    (b) Percent of class: 4.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 737,348
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         737,348

                    6. Spencer Capital Offshore Partners, LLC
                    (a) Amount beneficially owned: 737,348
                    (b) Percent of class: 4.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 737,348
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         737,348

                    7. Spencer Capital Small Cap Fund, LP
                    (a) Amount beneficially owned: 49,388
                    (b) Percent of class: 0.3%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 49,388
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         49,388

                    8. Spencer Small Cap Partners, LLC
                    (a) Amount beneficially owned: 49,388
                    (b) Percent of class: 0.3%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 49,388
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         49,388

Item 10  Certification:
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 23, 2006

                                  SPENCER CAPITAL MANAGEMENT, LLC



                                  By:  /s/ Kenneth H. Shubin Stein
                                       ----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title: Authorized Signatory


                                  SPENCER CAPITAL OPPORTUNITY FUND, LP
                                        By:  Spencer Capital Partners, LLC,
                                             Its General Partner




                                  By:  /s/ Kenneth H. Shubin Stein
                                       ----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title: Managing Member


                                  SPENCER CAPITAL PARTNERS, LLC



                                  By:  /s/ Kenneth H. Shubin Stein
                                       ----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title: Managing Member


               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                  SPENCER CAPITAL OFFSHORE
                                  OPPORTUNITY FUND, LTD.
                                    By:  Spencer Capital Offshore Partners, LLC,
                                         Its Investment Manager


                                  By:  /s/ Kenneth H. Shubin Stein
                                       -----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member


                                  SPENCER CAPITAL OFFSHORE PARTNERS, LLC


                                  By:  /s/ Kenneth H. Shubin Stein
                                       -----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title: Managing Member


                                  SPENCER CAPITAL SMALL CAP FUND, LP
                                        By:  Spencer Small Cap Partners, LLC,
                                                 Its General Partner


                                  By:  /s/ Kenneth H. Shubin Stein
                                       -----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title: Managing Member


                                  SPENCER SMALL CAP PARTNERS, LLC


                                  By:  /s/ Kenneth H. Shubin Stein
                                       -----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title: Authorized Signatory


               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                  By:  /s/ Kenneth H. Shubin Stein
                                       -----------------------------------------
                                        Kenneth H. Shubin Stein, MD, CFA






               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]